Exhibit 99.1

News Release
Amkor Technology Completes Redemption of its 6.25% Convertible Subordinated
Notes due 2013
CHANDLER, Ariz. — January 19, 2011 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has completed the previously reported redemption of all of the $100,000,000 aggregate principal amount outstanding of its 6.25% Convertible Subordinated Notes due 2013.
The Holders of all $100,000,000 of the outstanding 2013 Notes converted their Notes at the conversion price of $7.49 into an aggregate of 13,351,131 shares of Amkor Common Stock. As a result, none of the 2013 Notes remain outstanding. The 2013 Notes were held by Mr. James J. Kim, Amkor’s executive chairman of the board of directors, and trusts for the benefit of certain Kim family members.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com
Contacts
Amkor Technology, Inc., Chandler
Greg Johnson
Sr. Director, Corporate Communications
480-786-7594
greg.johnson@amkor.com